Exhibit 99.1

International Headquarters

5221 North O’Connor Blvd.

Suite 500

Irving, Texas 75039

Phone:  972.869.3400

Fax:      972.443.1701

News Release

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, President, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces First Quarter 2005 Results

Irving, Texas, April 21, 2005 Thomas Group, Inc. (TGIS.OB) today announced revenues of $7.9 million and a net loss of $0.1 million, or $0.01 per diluted share for the first quarter of 2005, which included a non-cash charge of $0.6 million related to subleasing excess office facilities.

“Subleasing unneeded office space reinforces our commitment to maintaining a low fixed cost base”, said Jim Taylor, CEO. “Although subleasing created a $0.6 million non-cash charge in the first quarter under GAAP, it was the right thing to do long-term.  Excluding this charge, operating profits were $0.5 million in the first quarter.  Operating profits decreased during the first quarter as we increased our Resultant workforce by 10% in preparation for pending revenue contracts. I believe the increased trading volume of our stock we saw during the first quarter and the 25% increase in our stock price is an indication that investors believe in our business model of steady cash generation and organic growth.  With the addition of a marketing director in the first quarter, we will begin to take our story to the marketplace in fresh, new ways.”

First Quarter 2005 Financial Performance:

•            Revenue:  First quarter revenue was $7.9 million, which compares favorably to first quarter 2004 revenue of $7.1 million, and is equivalent to the previous quarter.

•            Gross Margins: Gross profit margins decreased to 46% from 48% when comparing the first quarter of 2005 with 2004. The decreased margins are primarily attributable to an increase in the cost of the Company’s Resultant workforce in preparation for pending revenue contracts.

•            SG&A:  Excluding the non-cash charge of $0.6 million for the loss on new sublease contracts, selling, general and administrative costs for the first quarter decreased $0.1 million to $3.1 million from $3.2 million in the first quarter of 2004. This decrease is due primarily to a reduction in legal & accounting costs.

•            Cash Flow:  In the first quarter of 2005, cash provided by operations was $0.2 million, compared to cash used in operations of $1.0 million during the first quarter of 2004.  In 2005, $0.5 million was borrowed under the line of credit and $0.3 million was received as proceeds from the exercise of warrants and options by certain individuals.  During the first quarter, the Company repaid $0.3 million of subordinated debt, under an agreement with its senior lender, and used $0.3 million to fund operating activities. On March 31, 2005, $1.1 million was outstanding on subordinated debt, and $1.0 million on the line of credit.

Business Development:  During the first quarter of 2005, the Company signed $0.6 million in new and extended commercial business, and in April signed a $2.6 million contract with the US government.

Backlog: As of March 31, 2005, the Company had backlog of $20.1 million, of which $15.6 million is contracted for 2005.

***

Thomas Group, Inc. is an international, publicly traded business consulting firm (TGIS.OB).  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, Zug, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Unaudited)

	For the Three Months Ended March 31,
		2004
	2005	(Restated)
	In thousands, except per share data
Consulting revenue before reimbursements	$7,908	$7,084
Reimbursements	—	35
Total revenue	7,908	7,119
Cost of sales before reimbursable expenses	4,238	3,704
Reimbursable expenses	—	35
Total cost of sales	4,238	3,739
Gross profit	3,670	3,380
Selling, general and administrative	3,126	3,252
Loss on Sublease	610	—
Operating income	(66)	128
Other expense, net	(46)	(90)
Income before income taxes	(112)	38
Income taxes (benefit)	15	(12)
Net income (loss)	$(127)	$50

Earnings (loss) per share:
Basic	$(.01)	$.01
Diluted	$(.01)	$.00

Weighted average shares:
Basic	10,077	9,624
Diluted	10,077	10,570

THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Unaudited)

Selected Segment Revenue Data

	Three Months Ended March 31,
	2005	2004
	Amounts in thousands
North America	$7,901	$6,625
Europe	—	—
Asia/Pacific	7	494
Total Revenue	$7,908	$7,119

Selected Balance Sheet Data

	March 31, 2005	December 31, 2004
	Amounts in thousands
Cash	$304	$143
Trade Accounts Receivables	5,623	5,161
Total Current Assets	6,434	5,719
Total Assets	7,168	6,549
Total Current Liabilities	3,236	2,712
Total Liabilities	4,572	4,118
Total Stockholders’ Equity	$2,595	$2,431